EXECUTION VERSION 1 EMPLOYMENT AGREEMENT This AGREEMENT (the “Agreement”) is entered into as of December 12, 2016 (the “Effective Date”), by and between Parkway, Inc. (the “Company”) and M. Jayson Lipsey (the “Executive”). WHEREAS, Cousins Properties Incorporated (“Cousins”), Parkway Properties, Inc. (“Legacy Parkway”), Parkway Properties LP, and Clinic Sub Inc. (“Merger Sub”) entered into that certain Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), pursuant to which Legacy Parkway merged with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”); WHEREAS, Cousins, Legacy Parkway, the Company, Parkway Operating Partnership LP (the “Partnership”), and certain other parties entered into a Separation, Distribution and Transition Services Agreement, dated as of October 5, 2016 (the “Separation and Distribution Agreement”), pursuant to which, among other things, (i) the Houston, Texas assets of Legacy Parkway and Cousins and certain other assets were contributed to the Company and the Partnership, and (ii) Cousins distributed 100% of the capital stock of the Company to the stockholders of Cousins (which included legacy stockholders of Legacy Parkway) (the “Distribution”); WHEREAS, the Company desires to continue to employ the Executive as Executive Vice President and Chief Operating Officer of the Company, on the terms and conditions set forth herein; WHEREAS, except as otherwise provided in this Agreement, the Company and the Executive desire to replace in their entirety any prior agreements or arrangements providing for severance payments and related benefits or payments or benefits upon a change in control between the Executive and the Company or any of its affiliates, including without limitation that Employment Agreement, dated as of October 25, 2013 and as amended June 15, 2015, between Legacy Parkway and the Executive, which agreement was assumed by the Company in connection with the Distribution as of October 7, 2016 (together, the “Prior Agreements”); and WHEREAS, the Executive desires to accept employment on the terms hereinafter set forth in this Agreement. NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows: 1. Effective Date and Term; Termination of Prior Agreements. (a) The Executive shall be employed by the Company for the period commencing as of the Effective Date and ending on December 31, 2019, unless earlier terminated pursuant to the terms hereof (the “Initial Term”), subject to automatic renewal for additional one (1) year periods unless either party provides the other with ninety (90) days’ notice of such party’s intent not to renew (the Initial Term and any such renewal, the “Term”). Notwithstanding anything to the contrary in this Section 1(a), upon the occurrence of a Change

EXECUTION VERSION 2 in Control (as defined below), the Term shall automatically extend until the later of (i) the second (2nd) anniversary of such Change in Control and (ii) the date upon which the Term would otherwise have ended. As further described in Section 6(b) and Section 6(c), the Company’s election not to renew this Agreement at the end of the Initial Term or a renewal Term shall constitute a termination by the Company without Cause, where the Executive is willing to extend the Term under the Agreement’s existing terms and conditions; provided the Executive ceases his employment on account of such non-renewal at the end of the then-current Term. (b) From and after the Effective Date, the Executive’s entitlement to payments or benefits under all Prior Agreements shall terminate, and the Prior Agreements and all obligations of the parties thereunder will cease to have any further force and effect, except to the extent set forth or contemplated herein or in that certain Letter Agreement, dated as of April 28, 2016, by and between Legacy Parkway and the Executive attached hereto as Schedule A (“Transition Letter Agreement”). 2. Position and Duties. (a) During the Term, the Executive shall serve as the Company’s Executive Vice President and Chief Operating Officer. The Executive shall report to the Company’s Chief Executive Officer or the Board of Directors of the Company (the “Board”) and shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Chief Executive Officer or the Board from time to time. During the Term, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Company and all applicable policies and rules of the Company. (b) The Executive shall devote his full working time, energy, and attention to the performance of his duties and responsibilities hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with or interfere with the rendition of the Executive’s services hereunder; provided that nothing herein shall (i) preclude the Executive from (A) managing his personal, financial, and legal affairs, and (B) with the Board’s prior written consent, serving as a director on the board of directors of a publicly traded company that is not a competitor of the Company, or (ii) prevent the Executive from engaging in civic and charitable activities, so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder. 3. Compensation. (a) During the Term, the Company shall pay the Executive a minimum base salary at the rate of $450,000 per annum (the “Base Salary”), payable in regular installments in accordance with the Company’s customary payroll practices. The Board or the Board’s Compensation Committee (the “Committee”) shall annually review the Executive’s Base Salary and, in its sole discretion, may increase the Executive’s annual Base Salary. References in this Agreement to Base Salary shall refer to the annual Base Salary as may be increased by the Board or the Committee from time to time. (b) In addition to the Base Salary, during the Term, the Executive shall be eligible to participate in the Company’s discretionary annual incentive plan (the “AIP”) as may

EXECUTION VERSION 3 be established and approved by the Board or the Committee from time to time, and pursuant to the AIP, the Executive may earn an annual bonus (the “Annual Bonus”) for each calendar year during the Term, with a target Annual Bonus opportunity of ninety-five percent (95%) of Base Salary (the “Target Bonus”); provided, that the Board or the Committee shall annually review the Executive’s Target Bonus and, in its sole discretion, may increase the Executive’s Target Bonus, and references in this Agreement to Target Bonus shall refer to the Target Bonus as may be increased by the Board or the Committee from time to time. (1) The Annual Bonus actually paid, if any, for any calendar year shall be determined by the Chief Executive Officer and the Board or the Committee based upon the achievement of annual performance objectives established by the Chief Executive Officer and the Board or the Committee, and communicated to the Executive, from time to time. The Annual Bonus shall be paid no later than two and one-half (2.5) months following the end of the calendar year to which such Annual Bonus relates, subject to the Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Sections 6(a), 6(b), and 6(c). (2) The Company agrees to pay to the Executive an Annual Bonus for calendar year 2016 in the amount of $427,500 (the “Transition Bonus”). The Transition Bonus shall be paid no later than February 15, 2017, subject to the Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Sections 6(a), 6(b), and 6(c). The Transition Bonus shall be in satisfaction of any Annual Bonus payable to the Executive by Legacy Parkway, Cousins, or the Company under any Prior Agreements for the 2016 calendar year or fiscal year. (c) During the Term, pursuant and subject to the terms of the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (as it may be amended from time to time, or its successor, the “Plan”) and subject to Board or Committee approval, the Executive shall be eligible to receive an annual equity grant as the Board or the Committee deems appropriate. In addition: (1) CIC Termination. In the event of a CIC Termination, each of the Executive’s outstanding equity or equity-based awards that is subject to time- based vesting shall immediately vest and be paid in full upon the date of such CIC Termination. (2) Transition RSUs. Following the consummation of the Distribution but not later than the Effective Date, the Executive shall receive (or shall have received) the grant of time-based restricted stock units (“RSUs”) set forth on Schedule B attached hereto (the “Transition RSUs”). Fifty percent (50%) of the Transition RSUs shall vest on January 1, 2017, and the remaining fifty percent (50%) shall vest ratable on each of the first, second and third anniversaries of the Merger, subject to the Executive’s continued employment on each applicable vesting date.

EXECUTION VERSION 4 (3) Equity Grants. The Executive shall be eligible to receive an annual grant in each calendar year commencing with 2017. However, the grant for calendar year 2017 shall be made as of the Effective Date, based on a twelve (12)- month period beginning on the Effective Date (an "Agreement Year"). For such grant, the Executive shall receive (i) a grant of performance-based RSUs, covering 32,572 common share units, that vest based on achievement of certain performance metrics over a three (3)-Agreement Year performance period, and (ii) a grant of time-based RSUs, having an aggregate value equal to $165,000, that vest in annual twenty-five percent (25%) installments over a four (4)-Agreement Year period, and each such grant subject to the Executive’s continued employment on each applicable vesting date. For purposes of the grant of time- based RSUs for the Agreement Year, the number of common share units covered by the time-based RSUs shall be determined by dividing the aggregate value of such award by the fifteen (15)-day trailing average closing price of the Company’s common stock as of the date of grant. For the avoidance of doubt, for any calendar year following the 2017 calendar year, the Executive shall be eligible to receive an annual grant in an amount and in the form as the Board or the Committee deems appropriate, such grant to be made on or about the time the Committee convenes to evaluate achievement for annual bonus determinations for the prior year and to have a vesting start date commencing January 1 of the applicable calendar year. (4) Code Section 409A. Notwithstanding the foregoing, to the extent accelerated payment is not permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) without the imposition of a penalty, the awards shall immediately vest in full, but be paid on the original payment schedule set forth in such award. 4. Employee Benefits; Expense Reimbursement. During the Term: (a) The Executive shall be entitled to participate in all employee benefit plans and programs available generally to other executives of the Company. (b) The Executive shall be entitled to reimbursement of reasonable business expenses and to vacation days to be provided in accordance with the Company’s policies as may be in effect from time to time during the Term. 5. Termination of Employment. (a) The Term and the Executive’s employment hereunder may be terminated under the following circumstances. (1) Death. The Term and the Executive’s employment hereunder shall terminate upon the Executive’s death. (2) Disability. The Term and the Executive’s employment hereunder shall terminate in the event of the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean: as a result of the Executive’s incapacity due

EXECUTION VERSION 5 to physical or mental illness or injury, the Executive (i) is eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive is unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180)-day period, even with any reasonable accommodation required by law. (3) Cause. The Company may immediately terminate the Term and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the continued refusal by the Executive to perform the material responsibilities and duties under this Agreement, (ii) the engaging by the Executive in willful or reckless conduct, if such conduct is done or omitted to be done by the Executive not in good faith, and is materially injurious to the Company monetarily or otherwise, (iii) the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony, (iv) the commission or omission of any act by the Executive that is materially detrimental to the best interests of the Company and that constitutes common law fraud or a violation of applicable law, or (v) the Executive’s breach of any material provision of this Agreement (including any Restrictive Covenants). Notwithstanding the foregoing, the Term and the Executive’s employment shall not be deemed to have been terminated for Cause unless the Company shall have given the Executive (A) written notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for Cause, and (B) a reasonable opportunity, not to exceed thirty (30) days, to cure such failure, to the extent reasonably susceptible to cure. (4) Good Reason. The Executive may terminate the Term and his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, (i) the Company’s failure to pay material compensation when due and payable, (ii) a material diminution in the Executive’s position, duties or responsibilities, including without limitation, the Executive’s ceasing to report to the Chief Executive Officer, (iii) the Company’s material breach of any other material provision of this Agreement, (iv) requiring the Executive to relocate his or her residence to a location outside of Orlando, Florida; or (v) following a Change in Control, if at any time during the two (2)-year period following such Change in Control Executive is not given a compensation and benefits package, including in particular annual equity or equity-based grants, that is at least as favorable as the package Executive receives from the Company prior to the Change in Control. The Executive shall not have Good Reason to terminate the Term and his employment hereunder unless the Company shall have been given (A) a Notice of Termination setting forth the reasons for the Executive asserting Good Reason, and (B) a reasonable opportunity, not to exceed thirty (30) days, to cure such failure. (5) Any Other Reason. Either party may terminate the Term and the Executive’s employment hereunder at any time for any reason other than those set

EXECUTION VERSION 6 forth above; provided that the terminating party shall provide the other party with Notice of Termination (as defined below in Section 5(b)). (b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Term shall be communicated by providing the other party at least sixty (60) days’ advance written notice of such termination (the “Notice of Termination”) in accordance with Section 13(a); provided that no Notice of Termination shall be required in the event of a termination on account of the death of the Executive and that the Notice of Termination required under Section 5(a)(3) on account of the Executive’s termination by the Company for Cause shall not require any amount of advance notification (except that with respect to the determination of Cause, the Company shall have given the Executive prior notice and the opportunity to cure as set forth in Section 5(a)(3) above). 6. Termination Payments. (a) Death or Disability. In the event that the Executive’s employment hereunder terminates as a result of the Executive’s death or Disability, all then unvested Transition RSUs shall immediately and automatically vest, and the Company shall pay to the Executive (or, if applicable, to the Executive’s estate), within thirty (30) days following the date of termination of employment, (i) any earned but unpaid Base Salary accrued through the date of termination and any earned but unpaid vacation pay (collectively, the “Accrued Amounts”), (ii) any unpaid Transition Bonus, and (iii) any earned but unpaid Annual Bonus for the calendar year preceding the date the Executive’s employment hereunder terminates and, provided the Executive’s date of employment termination is more than six months into the performance year and subject to the Committee’s certification of achievement of the performance goals for such year after the year is concluded, a pro-rated portion of any Annual Bonus for the calendar year in which termination occurs (in each case without regard to whether the Executive is employed on the date such Annual Bonus is paid). (b) Without Cause or For Good Reason. In the event that the Company terminates the Executive’s employment hereunder without Cause (which shall include the Company’s election not to renew and/or extend the Agreement, where the Executive is willing to extend the Term, as provided in Section 1, on the Agreement’s existing terms and where the Executive serves out the current Term, it being understood that Sections 5 and 6 shall continue to apply in accordance with their terms and it being understood that following the end of the then- current Term, the Executive’s employment shall have terminated), or the Executive terminates his employment hereunder for Good Reason, in each case other than a CIC Termination, the Executive shall be entitled to (i) the Accrued Amounts and any unpaid Transition Bonus, and, if such termination is prior to the second anniversary of the Effective Date, the CIC Cash (as defined in Section 6(c) below) each payable within thirty (30) days following the date of termination of employment; (ii) any earned but unpaid Annual Bonus for the calendar year preceding the date the Executive’s employment hereunder terminates and, provided the Executive’s date of employment termination is more than six (6) months into the performance year and subject to the Committee’s certification of achievement of the performance goals for such year after the year is concluded, a pro-rated portion of any Annual Bonus for the calendar year in which termination occurs, in each case payable on the date such amount would otherwise have been paid (without regard to whether the Executive is employed on the date such Annual

EXECUTION VERSION 7 Bonus is paid); (iii) an amount equal to twelve (12) months’ Base Salary, payable in twelve (12) equal monthly installments in accordance with the Company’s customary payroll practices starting one month after termination; (iv) immediate and automatic vesting of all then unvested Transition RSUs, and an additional twelve (12) months’ time-based vesting credit on any other outstanding equity or equity-based awards that are subject to time-based vesting; and (v) continued health care coverage for himself and any of his eligible dependents at the Company’s cost, for up to twelve (12) months after coverage would otherwise lapse on account of termination under the Company’s group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (the “Health Continuation Benefit”); provided, that any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the Release (as defined below) shall not be made or provided until the fortieth (40th) day following the date of such termination of employment. The payments and benefits provided under this Section 6(b), other than the Accrued Amounts, Transition Bonus, and the earned but unpaid Annual Bonus payment for the preceding calendar year, are subject to and conditioned upon (x) the Executive’s execution of a valid general release and waiver (in a form reasonably acceptable to the Company) within thirty (30) days following the date of termination, waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers, and directors relating to the Executive’s employment with the Company and the termination thereof (the “Release”), and such waiver becoming effective, and (y) the Executive’s compliance with any restrictive covenants to which he may be subject pursuant to Sections 7, 8, and 9 hereof (the “Restrictive Covenants”, and the conditions in (x) and (y), the “Conditions”). The Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(b), regardless of the time that would otherwise remain in the Term had the Term not been terminated hereunder. (c) CIC Termination. In lieu of the payments and benefits described in Section 6(a) and 6(b) above, and in addition to any accelerated vesting pursuant to Section 3(c)(1), in the event the Executive’s employment is terminated either by the Company without Cause (which shall include the Company’s election not to renew and/or extend the Agreement, where the Executive is willing to extend the Term, as provided in Section 1, on the Agreement’s existing terms and where the Executive serves out the current Term, it being understood that Sections 5 and 6 shall continue to apply in accordance with their terms and it being understood that following the end of the then-current Term, the Executive’s employment shall have terminated), or by the Executive for Good Reason, in each such case within the two (2)-year period following a Change in Control, or if there is a Termination in Anticipation of a Change in Control (any such termination, a “CIC Termination”), the Executive shall be entitled to (i) the Accrued Amounts and any unpaid Transition Bonus, each payable within thirty (30) days following the date of termination of employment; (ii) any earned but unpaid Annual Bonus for the calendar year preceding the date the Executive’s employment hereunder terminates, payable within thirty (30) days following the date of termination of employment and, provided the Executive’s date of employment termination is more than six (6) months into the performance year and subject to the Committee’s certification of achievement of the performance goals for such year after the year is concluded, a pro-rated portion of any Annual Bonus for the calendar year in which termination occurs, payable on the date such amount would otherwise have been paid (without regard to whether the Executive is employed on the date such Annual Bonus is paid); (iii) the Health Continuation Benefit; and (iv) an amount equal to the sum of (A) twenty-

EXECUTION VERSION 8 four (24) months’ Base Salary and (B) two times (2x) the Target Bonus (“CIC Cash”). The payments and benefits provided under this Section 6(c), other than the Accrued Amounts, Transition Bonus, and the earned but unpaid Annual Bonus payment for the preceding calendar year, are subject to and conditioned upon the Executive’s compliance with the Conditions. The payment described in clause (iv) above shall be paid in lump sum within thirty (30) days following the date of termination of employment, unless the Change in Control does not qualify as a 409A Change in Control or such form is otherwise prohibited by Section 409A of the Code, in which case such payment shall be payable in equal installments over a period of twelve (12) months, in accordance with the Company’s customary payroll practices. For purposes of this Agreement: (1) “Change in Control” shall have the meaning ascribed to such term in the Plan and shall be inclusive of a 409A Change in Control; provided, for the avoidance of doubt, a Change in Control shall exclude the Merger and the Distribution. (2) “409A Change in Control” shall mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulation Section 1.409A- 3(i)(5); provided, for the avoidance of doubt, a 409A Change in Control shall exclude the Merger and the Distribution. (3) “Termination in Anticipation of a Change in Control” shall mean (i) delivery by the Company of notice of its intent not to renew the Term pursuant to Section 1, or (ii) termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, in either the case of (i) or (ii) within the ninety (90) day period prior to the consummation of a Change in Control. (d) Any Other Reason. In the event the Executive’s employment is terminated for any reason other than those described in Sections 6(a)-(c) above, the Company shall pay to the Executive the Accrued Amounts within thirty (30) days following the date of termination of employment. (e) No Additional Obligations. Except as otherwise provided in this Section 6, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as COBRA), the Company shall have no additional obligations under this Agreement, and the Executive shall not be entitled to any additional compensation or benefits (including vesting) hereunder. 7. Confidentiality. (a) The Executive hereby agrees that, during the Term and thereafter, he will hold in strict confidence any Confidential Information related to the Company and its affiliates.

EXECUTION VERSION 9 For purposes of this Agreement, the term “Confidential Information” shall mean all proprietary information of the Company and its affiliates, which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, and including any information which would not have been generally known to the public but for disclosure by the Executive in breach of his obligations hereunder; provided, that Confidential Information shall not include any information required by law to be disclosed, but only if the Executive gave prompt written notice to the Company of such requirement, discloses no more information than is so required, and cooperates with any attempts by the Company to obtain a protective order or similar treatment. (b) The Executive hereby agrees that, upon the termination of his employment, he shall not take, without the prior written consent of the Company, any property of the Company, including without limitation any drawing, blueprint, specification, or other document (in whatever form) of the Company or its affiliates which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such property or information (in whatever form) then in his possession. 8. Non-Disparagement. The Executive hereby agrees, during the Term and thereafter, not to defame or disparage the Company, its affiliates, and their respective officers, directors, members, or employees, and the Company hereby agrees, during the Term and thereafter, to use reasonable efforts to prevent the then-current members of the Board from defaming or disparaging the Executive; provided, that in addition to any other remedies a party may have, in the event the other party fails to comply with the obligations set forth in this Section 8, any obligations the first party may have under this Section 8 shall cease immediately. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company, its affiliates, or their directors, members, officers, or employees. 9. Non-Competition and Non-Solicitation. (a) The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Term and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Term and for a period of twelve (12) months following the termination of the Term and his employment, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder, or other owner (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company) of, any Competitor, or otherwise perform services relating to, the business or any product, service, or process of the Company or its affiliates at the time of the termination for any Competitor (whether or not for compensation), including without limitation, office ownership, office leasing, and office management activities (the “Business”). For purposes of this Agreement, the term “Competitor” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust, or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes or has a reasonable potential for competing with the Company, anywhere in which the Company engages in the Business.

EXECUTION VERSION 10 (b) The Executive agrees that he shall not, directly or indirectly, during the Term and for a period thereafter of twelve (12) months following the termination of the Term and his employment, solicit or hire or attempt to solicit or hire, as applicable, (i) any customer or supplier of the Company or its affiliates in connection with a Competitor or to terminate or alter in a manner adverse to the Company or its affiliates such customer’s or supplier’s relationship with the Company or its affiliates, or (ii) any employee, consultant, or individual who was an employee or consultant within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her relationship with the Company or any of its affiliates. 10. Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals, or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants. 11. 280G. (a) Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) and would, but for this Section 11, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), or not be deductible under Section 280G of the Code, then such Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local, and foreign income, employment, and excise taxes (including the Excise Tax). (b) The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero. (c) Any determination required under this Section 11 shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. The Executive

EXECUTION VERSION 11 shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11. 12. Clawback. The Company may recover incentive and other compensation paid to the Executive, as and to the extent required by applicable law and the Company’s clawback policy as may be in effect from time to time. 13. Miscellaneous. (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested, or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties): If to the Company, to: Parkway, Inc. 390 North Orange Avenue Suite 2400 Orlando, FL 32801 Attention: Compensation Committee Chairman With a copy to: Hogan Lovells US LLP 555 Thirteenth Street NW Washington, D.C. 20004 Attention: Matt Thomson If to the Executive: _____________ or to such other address as any party hereto may designate by notice to the others. (b) Except as expressly provided herein, this Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment or termination thereof (including, without limitation, the Prior Agreements).

EXECUTION VERSION 12 (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party. (e) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of any of his duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder. (f) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined in the first paragraph of the Agreement and any such successor that assumes this Agreement, by operation of law or otherwise. (g) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

EXECUTION VERSION 13 (h) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city, or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein). (i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law. (j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature. (k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. (l) The intent of the parties is that payments and benefits under the Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise), and accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this Section (whether under this Agreement, or pursuant to any other agreement with, or plan, program, or payroll practice of, the Company) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)- month period measured from the date of such “separation from service,” and (B) the date of the Executive’s death (the “Delay Period”), and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments

EXECUTION VERSION 14 and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in- kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. [Signature Page Follows]

EXECUTION VERSION 15 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. EXECUTIVE PARKWAY, INC. By: Name: A. Noni Holmes-Kidd Title: Vice President and General Counsel /s/ M. Jayson Lipsey /s/ A. Noni Holmes-Kidd

EXECUTION VERSION SCHEDULE A – TRANSITION LETTER AGREEMENT [See Attached.]

April 28, 2016 M. Jayson Lipsey Parkway Properties, Inc. Bank of America Center 390 North Orange Avenue, Suite 2400 Orlando, Florida 32801 Dear Mr. Lipsey, This letter agreement (this “Letter Agreement ”) memorializes our discussions regarding the terms and conditions of your employment from and following the consummation of the transactions (collectively, the “Transactions ”) contemplated by the Agreement and Plan of Merger among Parkway Properties, Inc., Parkway Properties LP, Cousins Properties Incorporated and Clinic Sub Inc., dated as of the date hereof (the “Merger Agreement ”). For purposes of this Letter Agreement, terms that are capitalized but not defined herein shall have the meanings set forth in the Merger Agreement. As you know, the Merger Agreement contemplates that, immediately following the consummation of the Merger and the Reorganization, Clinic will distribute, on a pro rata basis to the stockholders of Clinic, all of the shares of HoustonCo (the “ Houston Distribution ”), and that you will be offered the role of Executive Vice President and Chief Operating Officer of HoustonCo in connection with the Houston Distribution. You agree that, if you are offered the role of Executive Vice President and Chief Operating Officer of HoustonCo in connection with the Houston Distribution pursuant either to the assignment of your Employment Agreement (defined below) as in effect as of the date hereof (and as modified hereby) to HoustonCo or to terms of a written employment agreement the terms of which are at least as favorable to you as your Employment Agreement (defined below) as in effect as of the date hereof, you shall not have a basis for asserting, and shall be deemed to have waived, any entitlement to terminate your employment under clauses (ii), (iii) or (iv) of the second sentence, as well as the final sentence, of Section 5(a)(4) of the Employment Agreement by and between Pharmacy and you, dated as of October 25, 2013 and amended as of June 15, 2015 (the “Employment Agreement ”), as a result of the consummation of the Transactions or any changes to the terms and conditions (including, without limitation, the location) of your employment that result from the Transactions. Without limiting the generality of the foregoing, you agree that Pharmacy or Clinic, as applicable, and its Affiliates may assign all of their obligations under the Employment Agreement and/or this Letter Agreement to HoustonCo and its Affiliates. For purposes of determining whether the terms of a new employment agreement are at least as favorable as the terms of your Employment Agreement, any special onetime equity award may be disregarded. You acknowledge and agree that the waiver contemplated by the preceding paragraph is material to Clinic’s and Pharmacy’s willingness to consummate the Transactions and that good and valuable consideration will be provided, directly or indirectly, to you in connection with the Transactions, including without limitation: (a) the accelerated vesting of certain Pharmacy Partnership LTIP Units upon the consummation of the Transactions, (b) exchange of unvested Pharmacy Partnership LTIP Units, if any, into timevesting Pharmacy Equity Awards immediately prior to the consummation of the Transactions, which shall partially vest upon the consummation of the Transactions and shall partially be assumed, (c) assumption of those Pharmacy Equity Awards that are stock options, and (d) your continued employment with HoustonCo and its Affiliates following the consummation of the Transactions as the Executive Vice President and Chief Operating Officer under the terms of the Employment Agreement (subject to the waiver described above) or, if applicable, a new employment agreement satisfying the conditions described in paragraph three of this Letter Agreement. Furthermore, in connection with consummation of the Transactions, you acknowledge and agree to the following: 1. That any annual incentive award payable to you for calendar year 2016 shall, notwithstanding any contrary provision of your Employment Agreement, be subject to the sole discretion of Clinic and its Affiliates (which for this purpose, includes HoustonCo, whether before or after the Houston Distribution), 2. That the Pharmacy Equity Awards and Pharmacy Partnership LTIP Units listed on Exhibit A may be converted into an equal number of Pharmacy RSU Awards immediately prior to consummation of the Transactions, generally subject to the terms and conditions of your current timebased Pharmacy RSU Awards, but vesting in four equal tranches, with twentyfive percent (25%) becoming vested on the date of consummation of the Transactions, and twentyfive percent (25%) each becoming vested on the first, second, and third anniversaries of the date of consummation of the Transactions; and 3. That in connection with the Transactions, unless Clinic waives this requirement in writing, you will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any HoustonCo common shares you hold by reason of a Pharmacy Equity Award or a Pharmacy Partnership LTIP Unit that becomes fully vested as a result of the Transactions, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such common shares, whether any such transaction is to be settled by delivery of HoustonCo common shares or other HoustonCo securities, in cash or otherwise, for sixty (60) days after consummation of the Transactions. You further agree to execute such agreements and instruments as may be reasonably requested by Clinic or HoustonCo to give further effect to this undertaking. This Letter Agreement, together with the Employment Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you, Clinic, and Pharmacy. This Letter Agreement shall be governed, construed, and interpreted under the laws of the State of New York without reference to its principles of conflicts of laws. 2

If the Effective Time does not occur, this Letter Agreement shall be null and void ab initio. From and following the Effective Time, your employment shall continue to be at will and may be terminated by either you or HoustonCo or its Affiliates at any time, without prior notice and for any or no reason. We believe that you and HoustonCo will have a promising future. Please acknowledge your agreement to the terms of this Letter Agreement by your signature below. Sincerely, Cousins Properties Incorporated By:  /s/ Pamela F. Roper Name:  Pamela F. Roper Title:   Senior Vice President, General Counsel and Corporate Secretary 3

By: /s/ James R. Heistand  Name: James R. Heistand  Title:  President and Chief Executive Officer By: /s/ Jeremy R. Dorsett  Name: Jeremy R. Dorsett Title:   Executive Vice President, General Counsel and Secretary Acknowledged and Agreed: /s/ M. Jayson Lipsey April 28, 2016 M. Jayson Lipsey Date

EXHIBIT A

Name	Number	Class
M. Jayson Lipsey	23,760	2016 Time-Based Pharmacy RSU Awards
M. Jayson Lipsey	11,553	2015 Time-Based Pharmacy RSU Awards
M. Jayson Lipsey	6,000	2014 Time-Based Pharmacy RSU Awards
M. Jayson Lipsey	2,492	2013 (March) Time-Based Pharmacy RSU Awards
M. Jayson Lipsey	15,722	2013 (October) Time-Based Pharmacy RSU Awards
M. Jayson Lipsey	23,106	2015 Pharmacy Partnership LTIP Units
M. Jayson Lipsey	18,000	2014 Pharmacy Partnership LTIP Units
Total	100,633	New Pharmacy RSU Awards

SCHEDULE B – TRANSITION RSUs Name Number of Transition RSUs M. Jayson Lipsey 59,058